Exhibit 10.1

SEVENTH AMENDED AND RESTATED

ERP OPERATING LIMITED PARTNERSHIP

AGREEMENT OF LIMITED PARTNERSHIP

As of

January 1, 2020

TABLE OF CONTENTS

1.	PARTNERSHIP		1
	1.1	Continuation of Partnership; Partnership Interests	1
	1.2	Name	2

2.	Definitions		2

3.	Capital		9
	3.1	Capital Contributions of the Partners	9
	3.2	Issuance and Conversion of Units	9
	3.3	Additional Funds	13
	3.4	Capital Accounts	14
	3.5	Interest on and Return of Capital	15
	3.6	Negative Capital Accounts	15
	3.7	Limit on Contributions and Obligations of Partners	16
	3.8	Redemption and Repurchase of Units	16

4.	Principal Office		16

5.	Purposes and Powers of Partnership		17

6.	Term		17

7.	Allocations		17
	7.1	Allocation of Net Profits	17
	7.2	Net Losses	18
	7.3	Special Allocations	19
	7.4	Curative Allocations	21
	7.5	Tax Allocations: Code Section 704(c)	22
	7.6	Allocations upon Transfer of Partnership Interest	22

8.	Cash Available For Distribution		22
	8.1	Operating Cash Flow	22
	8.2	Capital Cash Flow	23
	8.3	Consent to Distributions	23
	8.4	Right to Limit Distributions	23
	8.5	Withholding	24

9.	Management of Partnership		24
	9.1	General Partner	24
	9.2	Limitations on Powers and Authorities of Partners	25
	9.3	Limited Partners	25
	9.4	Liability of General Partner	25
	9.5	Indemnity	26
	9.6	Other Activities of Partners and Agreements with Related Parties	26
	9.7	Other Matters Concerning the General Partner	26
	9.8	Partner Exculpation	27
	9.9	General Partner Expenses and Liabilities	27

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10.	Banking		28

11.	Accounting		28
	11.1	Fiscal Year	28
	11.2	Books of Account	28
	11.3	Method of Accounting	28
	11.4	Section 754 Election	28
	11.5	Tax Matters Partner	28
	11.6	Tax Basis Capital Information Reporting.	31

12.	Transfers of Partnership Interests		31

13.	Admission of New Partners		33

14.	Termination, Liquidation and Dissolution of Partnership		33
	14.1	Termination Events	33
	14.2	Method of Liquidation	33
	14.3	Date of Termination	34
	14.4	Reconstitution Upon Bankruptcy	34
	14.5	Death, Legal Incompetency, Etc. of a Limited Partner	35

15.	Power of Attorney		35

16.	Amendment of Agreement		35

17.	Miscellaneous		36
	17.1	Notices	36
	17.2	Modifications	36
	17.3	Successors and Assigns	36
	17.4	Duplicate Originals	37
	17.5	Construction	37
	17.6	Governing Law	37
	17.7	Other Instruments	37
	17.8	General Partner with Interest as Limited Partner	37
	17.9	Legal Construction	37
	17.10	Gender	37
	17.11	Prior Agreements Superseded	37
	17.12	No Third-Party Beneficiary	37
	17.13	Purchase for Investment	37
	17.14	Waiver	37
	17.15	Time of Essence	38

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SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

FOR

ERP OPERATING LIMITED PARTNERSHIP

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) has been executed and delivered as of the 18th day of March, 2021, and effective as of January 1, 2020, by Equity Residential (the “General Partner” or the “Company”), a Maryland real estate investment trust, and those additional persons and entities holding Partnership Interests (as hereinafter defined) in the Partnership from time to time as recorded in the books and records maintained by the General Partner.

RECITALS

A.    The Partners are parties to that certain Sixth Amended and Restated Agreement of Limited Partnership of ERP Operating Limited Partnership dated as of March 12, 2009 (the “Prior Partnership Agreement”) and, in accordance therewith, have been doing business as an Illinois limited partnership (the “Partnership”) under the name “ERP Operating Limited Partnership.”

B.    The General Partner desires to amend certain provisions of the Prior Partnership Agreement to reflect certain administrative matters, including certain requirements of law that have taken effect since the effective date of the Prior Partnership Agreement.

C.    Section 16 of the Prior Partnership Agreement provides that each Partner irrevocably appoints the Chairman of the Board of the General Partner with power of substitution, as his true and lawful attorney coupled with an interest, in his name, place and stead to amend the Prior Partnership Agreement, subject to certain restrictions.

D.    The General Partner and the Chairman of the Board of the General Partner as attorney in fact for the Limited Partners have the authority to enter into this Agreement as the amendments do not: (i) enlarge the obligation of any Partner to make contributions to the capital of the Partnership, as provided for in Section 3; (ii) except as otherwise provided for in the Prior Partnership Agreement or as required by law, modify the allocation of Net Profits or Net Losses or distributions among the Partners as provided for in Section 7 and 8, respectively; (iii) amend Sections 1, 3.2, 9.2, or 12; or (iv) amend Section 16 of the Prior Partnership Agreement.

THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner, for itself and on behalf of the Partners, agrees as follows:

1.    PARTNERSHIP.

1.1    Continuation of Partnership; Partnership Interests. The General Partner and the Limited Partners do hereby continue the Partnership as an Illinois limited partnership according to all of the terms and provisions of this Agreement and otherwise in accordance with the Act. The General Partner is the sole general partner and the Limited Partners are the sole limited partners of the Partnership. All Partnership profits, losses, and distributive shares of tax items accruing prior to the date of this Agreement shall be allocated in accordance with, and the respective rights and obligations of the Partners with respect to the period prior to the date of this Agreement shall be governed by, the Prior Partnership Agreement. No Partner has any interest in any Partnership property, but the interests of all Partners in the Partnership are, for all purposes, personal property.

1.2    Name. The Partnership name shall be “ERP Operating Limited Partnership”, but the General Partner may from time to time change the name of the Partnership or may adopt such trade or fictitious names as it may determine.

2.    Definitions.

2.1    As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“2015 Budget Act Partnership Audit Rules” shall mean the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, published administrative interpretations thereof, any guidance issued thereunder and any successor provisions) or any similar procedures established by a state, local, or non-U.S. taxing authority.

“Act” shall mean the Illinois Revised Uniform Limited Partnership Act, as amended from time to time, and any successor statute.

“Adjusted Capital Account Deficit” shall mean, at any time, the then balance in the Capital Account of a Partner, after giving effect to the following adjustments:

(i)    credit to such Capital Account any amounts that such Partner is obligated to restore pursuant to this Agreement or otherwise or is deemed to be obligated to restore as described in the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5), or any successor provisions; and

(ii)    debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” with respect to any specified Person shall mean any Person directly or indirectly controlling, controlled by or under common control with the specified Person.

“Aggregate Loss Allocation Amount” shall mean with respect to the Loss Allocation Partners, as a group, the aggregate balances of the Loss Allocation Amounts, if any, of the Loss Allocation Partners, as determined on the date in question.

“Aggregate Restoration Amount” shall mean with respect to the Obligated Partners, as a group, the aggregate balances of the Restoration Amounts, if any, of the Obligated Partners, as determined on the date in question.

“Agreement” shall mean this Seventh Amended and Restated Agreement of Limited Partnership, as it may be amended from time to time.

“Assignee” shall mean a Person to whom one or more OP Units have been transferred in a manner permitted under this Agreement, but who has not become a substituted Limited Partner, and who has the rights set forth in Section 12(B)(ii).

“Bankruptcy” of a Partner shall mean (a) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other Federal or state insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, or (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

“Capital Account” shall mean the capital account maintained by the Partnership for each Partner as described in Section 3.4 below.

“Capital Cash Flow” shall have the meaning provided in Section 8.2 below.

“Capital Contribution” shall mean, when used in respect of a Partner, the initial capital contribution of such Partner and any other amounts of money or the fair market value of other property contributed by such Partner to the capital of the Partnership pursuant to the terms of this Agreement, including the Capital Contribution made by any predecessor holder of the Partnership Interest of such Partner.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute.

“Common Share” shall mean a common share of beneficial interest (or other comparable common equity interest) of the Company.

“Company” means Equity Residential, a Maryland real estate investment trust and the General Partner of the Partnership, and any successor thereto (including Equity Residential as constituted as of the date of this Agreement).

“Contributing Partner” shall have the meaning provided in clause (viii) of Section 3.2(B) below.

“Depreciation” shall mean for any fiscal year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for Federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for Federal income tax purposes bears to the beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Determination Date” shall have the meaning provided in Section 3.2(C) below.

“Former Partnership Audit Rules” means Subchapter C of Subtitle F, Chapter 63 of the Code as in effect on November 1, 2015, and as subsequently amended prior to the effective date of the 2015 Budget Act Partnership Audit Rules.

“Gains” or “Losses” means, upon the actual or deemed sale of all or substantially all Partnership assets, the sum of: (a) changes to the Gross Asset Value of Partnership assets as described under paragraph (ii) of the definition of Gross Asset Value and (b) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for Federal income tax purposes, computed by reference to the Gross Asset Value of the property disposed.

“General Partner” means Equity Residential, a Maryland real estate investment trust sometimes also referred to in this Agreement as the “Company,” and any successor thereto (including Equity Residential as constituted as of the date of this Agreement).

“General Partner Loss Allocation Percentage” means, with respect to the General Partner, one minus the Loss Allocation Group Percentage. For example, if the Loss Allocation Group Percentage is 25%, then the General Partner Loss Allocation Percentage will be 75%.

“Gross Asset Value” means, with respect to any Partnership asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner;

(ii)    The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (c) the issuance of Restricted Units in exchange for services provided by an employee or non-employee trustee of the Partnership or an Affiliate of the Partnership; and (d) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii)    The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

(iv)    The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vi) of the definition of Net Profits and Net Losses and Section 7.3(G) below; provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent the General Partner determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses. It is the intent of this Agreement that Capital Accounts are at all times maintained in accordance with Regulations Section 1.704-1. To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the

General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any Nonrecourse Debt to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

“IRS” shall mean the Internal Revenue Service.

“Limited Partner” shall mean any Person (i) whose name is set forth as a Limited Partner on Schedule A or Schedule B attached hereto or who has become a Limited Partner pursuant to the terms and conditions of this Agreement, and (ii) who holds a Partnership Interest. “Limited Partners” means all such persons. Nevertheless, solely for purposes of Section 16 of this Agreement, “Limited Partner” means and includes only those Partners, exclusive of the General Partner, who, at the time of reference, hold OP Units.

“Loss Allocation Amount” shall mean, with respect to any Loss Allocation Partner, the maximum amount that such Partner agrees to contribute to the Partnership.

“Loss Allocation Group Percentage” shall mean, with respect to the Loss Allocation Partners as a group, the percentage determined by dividing (i) the Aggregate Loss Allocation Amount by (ii) the sum of the Aggregate Loss Allocation Amount, plus the Aggregate Restoration Amount. For example, if the Aggregate Loss Allocation amount is 10 and the Aggregate Restoration amount is 30, then the Loss Allocation Group Percentage is 25%.

“Loss Allocation Partner” shall mean any Partner that, by execution of a written instrument with the Partnership or the General Partner, acting on behalf of the Partnership, agrees to make contributions of cash or other property to the Partnership of certain amounts upon specified events. The name, address and Loss Allocation Amount of each Loss Allocation Partner shall be maintained by the General Partner on the books and records of the Partnership. Any Obligated Partner that becomes a Loss Allocation Partner shall cease being an Obligated Partner at the effective time of such written instrument.

“Market Price” shall have the meaning set forth in Section 3.2(C) below.

“Net Profits” and “Net Losses” shall mean for each fiscal year or portion thereof, an amount equal to the Partnership’s items of taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code with the following adjustments:

(i)    any income which is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to taxable income or loss;

(ii)    any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses, will be subtracted from taxable income or loss;

(iii)    in the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value contained in this Section 2, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(iv)     gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(vi)    to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(vii)    any items specially allocated pursuant to Section 7.3 or Section 7.4 below shall not be considered in determining Net Profits or Net Losses.

“Nonrecourse Debt” shall mean a liability as defined in Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(c).

“Obligated Partners” shall mean that or those Limited Partner(s) listed as Obligated Partner(s) from time to time as recorded in the books and records maintained by the General Partner, whether by express amendment to this Partnership Agreement or by execution of a written instrument by and between any additional Obligated Partner(s) being directly affected thereby and the General Partner, acting on behalf of the Partnership and without the prior consent of the Limited Partners (whether or not Obligated Partners other than the Obligated Partner(s) being directly affected thereby). Any successor, Assignee, or transferee of the entire Partnership Interest of an Obligated Partner shall be considered an Obligated Partner; provided, however, that if an Obligated Partner makes a distribution of all or any portion of its OP Units in accordance with Section 12(B)(i)(z) hereof, the General Partner shall, upon receipt of written notice from such Obligated Partner and such distributee(s) of OP Units, add any such distributee(s) as an additional Obligated Partner in the manner set forth in such notice.

“Operating Cash Flow” shall have the meaning provided in Section 8.1 below.

“OP Units” are units of Partnership Interest more particularly described in Section 3.2 below.

“OP Unit Net Asset Value” shall mean, as of any given time, the positive balance, if any, of the Gross Asset Value of Partnership assets, less Partnership liabilities, less the Capital Accounts pertaining to Units excluding OP Units, divided by the number of OP Units outstanding.

“OP Unit Value” shall mean, as of any given time, the number of OP Units into which a Preference Unit or Restricted Unit is convertible (whether or not the conversion can then be effected), or the value of the Preference Unit expressed in OP Units if the Preference Unit is not convertible into OP Units, as provided for in the applicable Preference Unit Term Sheet or Other Securities Term Sheet. Nevertheless, the Restricted Unit Designation establishing any particular class or series of Restricted Units may prescribe an OP Unit Value that differs from the number of OP Units into which the subject Restricted Units may be converted for one or more specific purposes of this Agreement, including, without limitation, the OP Unit Value to be used in determining the amount of distributions of Operating Cash Flow and/or Capital Cash Flow payable in respect of such Restricted Units pursuant to Sections 8.1 and 8.2 of this Agreement.

“Other Securities” shall have the meaning set forth in clause (iv) of Section 3.2(B) below.

“Other Securities Term Sheet” shall have the meaning provided in clause (f) of Section 3.2(B) below.

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i).

“Partners” shall mean, collectively, the General Partner and the Limited Partners, and any additional or successor Partners of the Partnership admitted to the Partnership in accordance with the terms of this Agreement. Reference to a Partner shall be to any one of the Partners.

“Partnership Interest” shall mean the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, and to the extent not inconsistent with this Agreement, under the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of the Act. “Partnership Interests” means and includes OP Units, Preference Units and Restricted Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” shall mean, as to each Partner, the quotient (expressed as a percentage) arrived at by dividing (i) the sum of the OP Unit Value of any Preference Units held by that Partner, the OP Unit Value of Restricted Units held by that holder of Restricted Units and the number of OP Units held by that Partner, by (ii) the sum of the OP Unit Value of all Preference Units and Restricted Units issued and outstanding at the time and the total number of OP Units issued and outstanding at the time. The respective Percentage Interests of the Partners shall be maintained and revised as necessary in books and records kept by the General Partner to add Partners from time to time as provided in Section 3.1.

“Person” means any individual, partnership, corporation, trust or other entity.

“Pledge” shall have the meaning provided in Section 12(B)(i) below.

“Preference Units” are units of Partnership Interest more particularly described in Section 3.2 below.

“Preference Unit Term Sheet” shall have the meaning provided in clause (e) Section 3.2(B) below.

“Prior Partnership Agreement” has the meaning set forth in Recital A above.

“Recapitalization” shall have the meaning provided in Section 3.2(C) below.

“Record Date” shall have the meaning provided in Section 9.1(x) below.

“Recourse Debt” shall mean the amount of indebtedness owed by the Partnership other than Nonrecourse Debt and Partner Nonrecourse Debt.

“Regulations” shall mean the Income Tax Regulations, including Temporary and Proposed Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Restoration Amount” shall mean with respect to any Obligated Partner, the amount set forth opposite the name of such Obligated Partner from time to time as recorded in the books and records maintained by the General Partner by an amendment to the Partnership Agreement or by execution of a written instrument by and between such Obligated Partner, and/or any additional Obligated Partner(s) being directly affected thereby and the General Partner, acting on behalf of the Partnership and without the prior written consent of the Limited Partners (whether or not Obligated Partners other than the Obligated Partner(s) being directly affected thereby). If an Obligated Partner makes a distribution of all or any portion of its OP Units in accordance with Section 12(B)(i)(z) hereof, and the General Partner receives a written notice from such Obligated Partner and any distributee of OP Units to add such distributee as an additional Obligated Partner, the Restoration Amount of such additional Obligated Partner shall be increased by an amount equal to that amount set forth in such notice, and the Restoration Amount of the Obligated Partner making such distribution shall be reduced by such amount.

“Restricted Capital Target” is the targeted increased value of the Capital Account per Restricted Unit of a holder of Restricted Units of a particular class or series (as issued on a particular date pursuant to a Restricted Unit Designation) necessary for the Restricted Units governed by such Restricted Unit Designation to be automatically converted into OP Units.

“Restricted Unit Designation” shall have the meaning set forth in clause (g) of Section 3.2(B) below.

“Restricted Units” shall mean long-term incentive plan interests in the Partnership issued from time to time following the date of this Agreement issued pursuant to Section 3.2(A)(iii) below. Holders of Restricted Units will agree to be bound by the terms and provisions of this Agreement and will be admitted as Limited Partners.

“Starwood Partners” shall mean the entities identified on Schedule B to this Agreement (each, individually, a “Starwood Partner”).

“Tax Basis Capital Information” shall have the meaning set forth in Section 11.6 below.

“Units” has the meaning set forth in Section 3.2(A) below.

“Zell Partners” shall mean those partnerships identified on Schedule A to this Agreement (each, individually, a “Zell Partner”).

3.    Capital.

3.1    Capital Contributions of the Partners. At the time of the execution of this Agreement, the Partners have made or are credited with the Capital Contributions as set forth in the Partnership’s books and records maintained by the General Partner. The Partners shall own OP Units in the amounts, and shall have a Percentage Interest in the Partnership as set forth in such books and records maintained by the General Partner, which Percentage Interest shall be adjusted from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional OP Units, Preference Units, or Restricted Units or similar events having an effect on a Partner’s Percentage Interest. To the extent the Partnership is acquiring any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in the Partnership’s books and records that will be appropriately revised and maintained by the General Partner.

3.2    Issuance and Conversion of Units.

A.    The interest of a Partner in the Partnership is referred to as being evidenced by one or more “Units”. In addition, the General Partner may cause the Partnership to issue Restricted Units to employees or non-employee trustees of the Partnership or Affiliates of the Partnership from time to time. Units may be “OP Units”, “Restricted Units” or “Preference Units”:

(i)    An “OP Unit” is a unit of Partnership Interest that, as more particularly provided for below in Section 3.2(B), may be converted into either cash or one (1) Common Share.

(ii)    A “Preference Unit” is a unit of Partnership Interest having such rights, preferences and other privileges, variations and designations as may be determined by the General Partner in its sole and absolute discretion (but not in violation of the provisions of Section 3.2(B) or the terms of any other Preference Unit(s)). There may be more than one series or class of Preference Units having differing terms and conditions, but all Preference Units within a given series or class shall have the same rights, preferences and other privileges, variations and designations. A Preference Unit shall be convertible into one or more OP Units or be capable of being valued in OP Units. With respect to each series or class of Preference Units, the General Partner may also, in its discretion, determine and fix, among other terms and conditions, any of the following: (a) the series to which such Preference Units shall belong, (b) the distribution rate therefore, (c) the price at and the terms and conditions on which such Preference Units may be redeemed, (d) the amount payable in respect of such Preference Units in the event of involuntary or voluntary liquidation, (e) the terms and conditions on which such Preference Units may be converted, if such Preference Units are issued with the privilege of conversion, and (f) the number of such Preference Units to be issued as a part of such series. Once determined and fixed as herein provided, however, the terms and conditions of a particular series or class of Preference Units may not be changed without the written consent of the holders of at least 67% of the Preference Units within the class or series (or such greater percentage as may be provided for in the applicable Preference Unit Term Sheet or Other Securities Term Sheet, as the case may be).

(iii)    A “Restricted Unit” is a long-term incentive plan interest in the Partnership, issuable to employees or non-employee trustees of the Partnership or an Affiliate of the Partnership for services provided to the Partnership. There may be multiple series or classes of Restricted Units, each having such rights to participate in the future profits of the Partnership, with such privileges, variations and designations as may be determined by the General Partner in its sole and absolute discretion (but not in violation of the provisions of Section 3.2(B)), but all Restricted Units within a given series or class shall have the same rights, privileges, variations and designations. A Restricted Unit shall be automatically converted into an OP Unit at such time as the Capital Account maintained in respect of such Restricted Unit shall have increased to the Restricted Capital Target ascribed to such Restricted Unit in the applicable Restricted Unit Designation. If, however, the Restricted Capital Target is not attained within ten (10) years following the date of issuance of such Restricted Unit, the Restricted Unit shall automatically be canceled and cease to exist, with no compensation payable to the holder of such canceled Restricted Unit. With respect to each series or class of Restricted Units, the General Partner may also, in its discretion, determine and fix, among other terms and conditions, any of the following: (a) the class or series to which such Restricted Units shall belong, (b) the distribution rate therefore, which may, but need not, be the same rate, payable at the same times, as OP Units, (c) the Capital Contribution payable to the Partnership upon issuance of each Restricted Unit within such class or series, (d) terms for forfeiture of such Restricted Units (as well as any OP Units into which such Restricted Units may automatically convert upon attainment of the applicable Restricted Capital Target), upon the holder’s or holders’ of such Restricted Units termination of employment with the Partnership or an Affiliate of the Partnership and any date(s) or event(s) following which such Restricted Units (or OP Units into which they may have automatically been converted) will no longer be subject to forfeiture (i.e. will have become “vested”), and (e) the number of such Restricted Units to be issued as a part of such class or series. It is the intent of this Agreement that Restricted Units qualify as profits interests in a partnership under Rev. Proc. 93-27.

B.    From time to time hereafter, subject to and in accordance with the provisions of this Section 3.2(B), the General Partner shall cause the Partnership to issue additional Units as follows:

(i)    OP Units to the Company upon the issuance by the Company of additional Common Shares (other than in exchange for OP Units) and the contribution of the net proceeds thereof as a Capital Contribution to the Partnership as provided for in Section 3.3(B) below it being understood, however, that the Company may issue Common Shares in connection with share option plans, dividend reinvestment plans, restricted share plans or other benefit or compensation plans (for example, shares issued in lieu of fees or compensation) without receiving any proceeds and that the issuance of such Common Shares shall nonetheless entitle the Company to additional OP Units pursuant to this clause (i);

(ii)    OP Units to Partners (including itself) that hold Preference Units that are convertible into OP Units, upon the exercise of such conversion in accordance with the terms and conditions of the Preference Unit Term Sheet or Other Securities Term Sheet (each hereinafter defined) applicable thereto;

(iii)    OP Units to the Company upon the issuance by the Company of additional Common Shares issuable upon conversion or exchange of notes, bonds or other evidences of indebtedness that are convertible into, or exchangeable for, Common Shares;

(iv)    OP Units to Partners holding OP Units (including itself) if and to the extent of each such Partner’s participation in any reinvestment program contemplated by Section 3.3(C) below;

(v)    OP Units to holders of Restricted Units on a one for one basis upon the automatic conversion of such Restricted Units into OP Units;

(vi)    Preference Units to the Company upon the issuance by the Company of securities other than Common Shares (whether debt or equity securities; (“Other Securities”)) and the contribution of the net proceeds thereof as a Capital Contribution to the Partnership as provided for in Section 3.3(B) below;

(vii)    Restricted Units upon such terms and conditions as are set forth in a Restricted Unit Designation (as hereinafter defined) applicable thereto; and

(viii)     in all other cases, OP Units and/or Preference Units, as determined by the General Partner, in its discretion, to existing or newly-admitted Partners (including itself), in exchange for the contribution by a Partner (the “Contributing Partner”) of additional Capital Contributions to the Partnership.

Issuance of OP Units as aforesaid shall be in accordance with the following:

(a)	the number of OP Units issued to the Company under clauses (i) and (iii) of this Section 3.2(B) shall be equal to the number of Common Shares issued;

(b)

the number of OP Units issued to a Partner under clause (ii) of this Section 3.2(B) shall be as provided for in the Preference Unit Term Sheet or the Other Securities Term Sheet (each hereinafter defined) pursuant to which the Preference Units being converted exist;

(c)	the number of OP Units issued to a Limited Partner under clause (iv) of this Section 3.2(B) shall be as provided for in the applicable reinvestment program; and

(d)

the number of OP Units issued to a Contributing Partner under clause (viii) of this Section 3.2(B) shall be equal to the quotient (rounded to the nearest whole number) arrived at by dividing (x) the initial Gross Asset Value of the property contributed as additional Capital Contributions (net of any debt to which such property is subject or assumed, and any cash paid to the Contributing Partner, by the Partnership in connection with such contribution) by (y) the contractual price per OP Unit agreed to by the General Partner and the Contributing Partner.

Issuance of Preference Units as aforesaid shall be in accordance with the following:

(e)

Preference Units issued pursuant to clause (viii) of this Section 3.2(B) shall have the terms and conditions specified in an agreement (a “Preference Unit Term Sheet”) executed by and between the Partnership (at the direction and in the discretion of the General Partner) and the Contributing Partner and such Preference Unit Term Sheet shall thereupon be a part of this Agreement. The number of Preference Units issued to a Contributing Partner under clause (viii) of this Section 3.2(B) shall be equal to the quotient (rounded to the nearest whole number) arrived at by dividing (x) the initial Gross Asset Value of the property contributed as additional capital contributions (net of any debt to which such property is subject or assumed by the Partnership in connection with such contribution) by (y) an amount provided for in the Preference Unit Term Sheet; and

(f)

Preference Units issued pursuant to clause (vi) of this Section 3.2(B) shall have economic terms substantially identical to those of the applicable Other Securities and such other terms and conditions, all of which are specified in an agreement (an “Other Securities Term Sheet”) executed between the Partnership and the Company and such Other Securities Term Sheet shall thereupon be a part of this Agreement.

Issuance of Restricted Units as aforesaid shall be in accordance with the following:

(g)

Restricted Units issued pursuant to clause (vii) of this Section 3.2(B) shall have the terms and conditions, including, without limitation, the Restricted Capital Target per Restricted Unit, specified in a “Restricted Unit Designation” created by, and in the discretion of, the General Partner and such Restricted Unit Designation shall thereupon be a part of this Agreement. Restricted Units may only be issued to employees or non-employee trustees of the Partnership or an Affiliate of the Partnership for services provided to the Partnership. As a condition to the issuance of Restricted Units to any employee or non-employee trustee of the Partnership or an Affiliate of the Partnership, the employee or non-employee trustee will have agreed to be bound by the terms of this Agreement.

Units may also be issued to some or all of the Partners holding Preference Units if and to the extent of such Partner’s participation in any reinvestment program contemplated by Section 3.3(C) below. Upon the issuance of additional OP Units and/or Preference Units in accordance with the provisions of this Section 3.2(B), each recipient of such Units shall either execute this Agreement or a joinder to this Agreement (which joinder, as to Preference Units, may be a part of the applicable Preference Unit Term Sheet or Other Securities Term Sheet) and the Percentage Interests of all of the Partners shall thereupon be appropriately adjusted by the General Partner. Notwithstanding anything to the contrary contained herein, in no event shall any additional Preference Units or OP Units be issued (pursuant to this Section 3.2(B) or otherwise) to the extent that the effect of such issuance would be to reduce the General Partner’s Percentage Interest to fifty percent (50%) or less.

C.    Subject to the further provisions of this Section 3.2(C), the Company hereby grants to each Limited Partner holding OP Units the right to request an exchange of any or all of its OP Units for Common Shares, with one OP Unit being exchangeable for one Common Share. Such right may be exercised by a Limited Partner at any time and from time to time upon not less than ten (10) days prior written notice to the Partnership. Upon receipt of such a request, the Partnership may, in its discretion, in lieu of the Company’s issuing Common Shares, pay to such Limited Partner cash in an amount equal to the product arrived at by multiplying (i) the number of OP Units requested to be exchanged by such Limited Partner multiplied by (ii) the Market Price, with such payment to be made within ten (10) days after the Partnership’s receipt of the Limited Partner’s exercise notice as aforesaid; provided, however, that in calculating Market Price for this Section 3.2(C) only, the “Determination Date” shall mean the trading date immediately preceding the date on which the Partnership receives notice from the holder of OP Units stating such holder’s intention to exercise its right to request an exchange of its OP Units for Common Shares. As used in this Section 3.2(C), “Market Price” means either (a) the last reported sale price per share of the Common Shares at the close of trading on the Determination Date as reported in the Wall Street Journal (Midwest Edition) or such other reportable stock price reporting service as may be selected by the General Partner, or (b) in the event that the Common Shares were not traded on such Determination Date, then the last reported sale price as aforesaid on the most recent day that the Common Shares were traded. If the Partnership does not elect to make a cash payment, it shall be obligated to issue Common Shares as provided above. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of OP Units for Common Shares, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding OP Units not owned by the Company, OP Units that may become issuable upon the automatic conversion of Restricted Units and any Preference Units not owned by the Company that are convertible into OP Units (whether or not the conversion can then be effected). No Limited Partner shall, by virtue of being the holder of one or more Restricted Units, OP Units and/or Preference Units, be deemed to be a shareholder of or have any other interest in the Company. In the event of any change in the outstanding Common Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change (a “Recapitalization”), the number of OP Units held by each Partner (or into which Preference Units are or may be convertible, if applicable, or Restricted Units may be automatically converted into OP Units upon achievement of the Restricted Capital Target applicable to such Restricted Units) shall be proportionately adjusted so that one OP Unit remains exchangeable for one Common Share without dilution. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 3.2(C), and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, if the Partnership elects to make a cash payment as provided herein, the cash payment shall be paid by the Partnership directly to such Assignee and not to such Limited Partner. If the Company adopts a shareholder rights plan or such other plan or arrangement pursuant to which the holders of Common Shares are entitled to receive rights or other securities upon the occurrence of specified events, then the General Partner shall in good faith make an equitable adjustment to the exchange ratio of Common Shares for OP Units, as the General Partner shall determine in its sole discretion, to protect the value of the OP Units if any rights or other securities issued under such plan or arrangement become exercisable and expire prior to a Determination Date. In the event the Company issues any Common Shares in exchange for OP Units pursuant to this Section 3.2(C), the General Partner shall record the transfer on the books of the Partnership so that the Company is thereupon the owner and holder of such OP Units. Notwithstanding the foregoing provisions of this Section 3.2(C), a Limited Partner shall not have the right to exchange OP Units for Common Shares if (i) in the opinion of counsel for the Company, the Company would, as a result thereof, no longer qualify (or it would be likely that the Company no longer would qualify) as a real estate investment trust under the Code; or (ii) such exchange would, in the opinion of counsel for the Company, constitute or be likely to constitute a violation of applicable securities laws. In either such event, to the extent the consequences described in (i) or (ii) could be eliminated by reasonable action of the Company without any material detriment to the Company and at the expense of such Limited Partner(s) requesting such exchange, the Company shall take all such reasonable action to effect the exchange of OP Units for Common Shares by such Limited Partner(s) as herein provided.

3.3    Additional Funds.

A.    No Partner shall be assessed or, except as otherwise provided in this Agreement, required to contribute additional funds or other property to the Partnership. Any additional funds or other property required by the Partnership, as determined by the General Partner in its sole discretion, may, at the option of the General Partner and without an obligation to do so (except as provided for in Section 3.3(B) below), be contributed by the General Partner or any other Partner (provided such other Partner is willing to do so and the General Partner consents thereto, each in its sole and absolute discretion) as additional Capital Contributions. The General Partner may also, in its sole discretion, cause the Partnership to accept Capital Contributions in connection with the issuance of Restricted Units. If and as the General Partner or any other Partner makes additional Capital Contributions to the Partnership, each such Partner shall receive additional OP Units and/or Preference Units as provided for in Section 3.2(B) above. The General Partner shall also have the right (but not the obligation) to raise any additional funds required for the Partnership in accordance with the provisions of Section 9.7(E) below and/or by causing the Partnership to borrow the necessary funds from third parties on such terms and conditions as the General Partner shall deem appropriate in its sole discretion. If the General Partner elects to cause the Partnership to borrow the additional funds, or if the Partnership issues a guaranty, indemnity or similar undertaking in connection with indebtedness of the Company as aforesaid, in any such case one or more of the Partnership’s assets may be encumbered to secure the loan or undertaking. Except as provided for in Section 3.3(C) below, no Partner shall have the right to make additional Capital Contributions to the Partnership without the prior written consent of the General Partner.

B.    Except for (i) the capitalization of any wholly owned entity of the General Partner which is the general partner of a partnership having the Partnership as a limited partner, (ii) the net proceeds generated by the issuance of Other Securities that evidence debt (and are not equity securities) that are loaned by the Company to the Partnership, and (iii) where, in the good faith opinion of the Company, the net proceeds generated by the issuance of Other Securities (whether for debt or equity) are retained by the Company for a valid business reason consistent with the purposes of the Partnership and such retention does not materially adversely affect the Limited Partners, the net proceeds of any and all funds raised by or through the Company through the issuance of Common Shares or Other Securities shall be contributed to the Partnership as additional Capital Contributions, and in such event the Company shall be issued additional Units pursuant to Section 3.2(B) above.

C.    If the General Partner creates and administers a reinvestment program in substantial conformance with a dividend reinvestment program which may be available from time to time to holders of the Common Shares, each Limited Partner holding OP Units shall have the right to reinvest any or all cash distributions payable to it from time to time pursuant to this Agreement by having some or all (as the Limited Partner elects) of such distributions contributed to the Partnership as additional Capital Contributions, and in such event the Partnership shall issue to each such Limited Partner additional OP Units pursuant to clause (iv) of Section 3.2(B) above, or the General Partner may elect to cause distributions with respect to which a Limited Partner has elected reinvestment to be contributed to the Company in exchange for the issuance of Common Shares. At the option of the General Partner, such a program may also be made available with respect to Preference Units.

3.4    Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner, inclusive of each holder of Restricted Units, Preference Units, or OP Units with respect to each such class of Units (or series of such class).

A.    To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 7.3, Section 7.4 or Section 14.2(C) hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

B.    To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 7.3 or Section 7.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

C.    In the event all or a portion of a Partnership Interest, including Restricted Units, is or are transferred in accordance with the terms of this Agreement (including a transfer of OP Units in exchange for Common Shares, pursuant to Section 3.2(C)), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest, including transferred Restricted Units.

D.    In determining the amount of any liability for purposes of Sections 3.4(A) and 3.4(B) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

E.    This Section 3.4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, or the Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner pursuant to Section 14 below upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.5    Interest on and Return of Capital.

A.    No Partner shall be entitled to any interest on its Capital Account or on its contributions to the capital of the Partnership.

B.    Except as expressly provided for in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of his capital contributions to the Partnership and there shall be no priority of one Partner over the other as to the return of capital contributions or withdrawals or distributions of profits and losses. No Partner shall have the right to demand or receive property other than cash in return for the contributions of such Partner to the Partnership.

3.6    Negative Capital Accounts.

A.    Except as provided in the next sentence and Section 3.6(B), no Partner shall be liable to the Partnership or to any other Partner for any deficit or negative balance which may exist in such Partner’s Capital Account. If any Obligated Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, allocations and adjustments to Capital Accounts for all periods), each such Obligated Partner shall contribute to the capital of the Partnership an amount equal to its respective deficit balance; such obligation to be satisfied by the end of the fiscal year of liquidation (or, if later, within ninety (90) days following the liquidation and dissolution of the Partnership). Such contributions shall be used to make payments to creditors of the Partnership and such Obligated Partners (i) shall not be subrogated to the rights of any such creditor against the General Partner, the Partnership, another Partner or any person related thereto, and (ii) hereby waive any right to reimbursement, contribution or similar right to which such Obligated Partners might otherwise be entitled as a result of the performance of its obligations under this Agreement.

B.    Except as otherwise agreed in writing by the General Partner and an Obligated Partner, prior to the time of admission of such Obligated Partner to the Partnership, notwithstanding any other provision of this Agreement, an Obligated Partner shall cease to be an Obligated Partner for purposes of this Section 3.6 upon an exchange by such Obligated Partner of all remaining OP Units for Common Shares (pursuant to Section 3.2(C) or otherwise) 12 months after the date of such exchange by such Obligated Partner unless at the time of, or during the 12 month period following, such exchange, there has been:

(i)    An entry of a decree or order for relief in respect of the Partnership by a court having jurisdiction over a substantial part of the Partnership’s assets, or the appointment of a receiver, liquidator, Assignee, custodian, trustee, sequestrator (or other similar official) of the Partnership or of any substantial part of its property, or ordering the winding up or liquidation of the Partnership’s affairs, in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(ii)    The commencement against the Partnership of an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(iii)    The commencement by the Partnership of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or the consent by it to the appointment of or taking possession by a receiver, liquidator, Assignee, custodian, trustee, sequestrator (or other similar official) of the Partnership or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the failure of the Partnership generally to pay its debts as such debts become due or the taking of any action in furtherance of any of the foregoing; provided that, after the passage of such 12 months, the Obligated Partner shall cease to be an Obligated Partner, at the first time, if any, that all of the conditions set forth in (i) through (iii) above are no longer in existence.

This Section 3.6(B) shall not be amended without the consent of two-thirds in number of the Obligated Partners, provided, however, that no such amendment shall adversely affect an Obligated Partner without the written consent of such Obligated Partner.

3.7    Limit on Contributions and Obligations of Partners. Neither the Limited Partners nor the General Partner shall be required to make any additional advances or contributions to or on behalf of the Partnership or to endorse any obligations of the Partnership.

3.8    Redemption and Repurchase of Units. Notwithstanding any other provision of this Agreement which may be contrary to this Section 3.8, in the event of the proposed repurchase or redemption for cash by the Company of (i) Common Shares or, (ii) Other Securities with respect to which the Company had previously been issued Preference Units pursuant to Section 3.2(B)(vi) of this Agreement, then, in such event, the Partnership shall provide cash to the Company concurrently with such repurchase or redemption for such purpose equal to the proposed repurchase or redemption price, and one OP Unit owned by the General Partner (or, in the case of redemption or repurchase by the Company of Other Securities contemplated by clause (ii) above, one Preference Unit owned by the General Partner which had been issued with respect to such Other Securities) shall be cancelled with respect to each Common Share (or share of Other Securities) so repurchased or redeemed.

4.    Principal Office. The principal office of the Partnership shall be located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, or at such other place as the General Partner may designate after giving written notice of such designation to the other Partners.

5.    Purposes and Powers of Partnership.

A.    The purposes of the Partnership shall be to acquire, purchase, own, operate, manage, develop, redevelop, invest in, finance, refinance, sell, lease and otherwise deal with multifamily residential properties and assets related thereto, and interests therein, whether directly or indirectly, alone or in association with others, and to conduct any other business that may be lawfully conducted by a limited partnership pursuant to the Act. The purposes of the Partnership include, but are not limited to:

(i)    acquiring, developing, operating, leasing and managing multifamily residential properties and conducting any other lawful business relating thereto;

(ii)    financing, mortgaging, exchanging, selling, encumbering or otherwise disposing of all or any part of a multifamily residential property or any interest therein;

(iii)    constructing, reconstructing, altering, modifying and subtracting from or adding to a multifamily residential property or any part thereof;

(iv)    organizing and holding partnership interests in partnerships owning or otherwise having an interest in, whether directly or indirectly, one or more multifamily residential properties; and

(v)    in general, the making of any investments or expenditures, the borrowing and lending of money and the taking of any and all actions which are incidental or related to any of the purposes recited above.

It is agreed that each of the foregoing is an ordinary part of the Partnership’s business and affairs. Property may be acquired subject to, or by assuming, the liens, encumbrances, and other title exceptions which affect such property. The Partnership may also be a partner, general or limited, in partnerships, general or limited, and joint ventures created to accomplish all or any of the foregoing.

B.    The Partnership purposes may be accomplished by taking any action which is not prohibited under the Act and which is related to the acquisition, ownership, development, improvement, operation, management, financing, leasing, exchanging, selling or otherwise encumbering or disposing of all or any portion of the assets of the Partnership, or any interest therein.

C.    Notwithstanding any of the foregoing, the Partnership shall not take, or shall refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, could adversely affect the ability of the General Partner to qualify and continue to qualify as a REIT or could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code.

6.    Term. The term of the Partnership shall continue until the Partnership is terminated upon the occurrence of an event described in Section  14.1 below.

7.    Allocations.

7.1    Allocation of Net Profits. After giving effect to the allocations set forth in Sections 7.3 and 7.4, Net Profits for any fiscal year shall be allocated to the Partners in the following order of priority:

A.    First, to the General Partner to the extent that the cumulative Net Losses allocated to the General Partner pursuant to Section 7.2(C)(ii)(c) exceed the cumulative Net Profits allocated to the General Partner pursuant to this Section 7.1(A);

B.    Second, to each Partner to the extent of and in proportion to the amount by which the cumulative Net Losses allocated to such Partner pursuant to Section 7.2(C)(ii)(b) exceed the cumulative Net Profits allocated to such Partner pursuant to this Section 7.1(B);

C.    Third, to the General Partner to the extent that the cumulative Net Losses allocated to the General Partner pursuant to Section 7.2(C)(ii)(a) exceed the cumulative Net Profits allocated to the General Partner pursuant to this Section 7.1(C);

D.    Fourth, to each Partner to the extent of and in proportion to the amount by which the cumulative Net Losses allocated to such Partner pursuant to Section 7.2(C)(i) exceed the cumulative Net Profits allocated to such Partner pursuant to this Section 7.1(D);

E.    Fifth, to the Partners who hold Preference Units to the extent that the cumulative Net Losses allocated to such Partners in respect of their Preference Units pursuant to Section 7.2(B) exceed the cumulative Net Profits allocated to such Partners in respect of their Preference Units pursuant to this Section 7.1(E);

F.    Sixth, to each Partner to the extent of and in proportion to the amount by which the cumulative Net Losses allocated to such Partner pursuant to Section 7.2(A) exceed the cumulative Net Profits allocated to such Partner pursuant to this Section 7.1(F); and

G.    Thereafter, to the Partners in accordance with their respective Percentage Interests. Notwithstanding the immediately preceding sentence, allocations of Net Profits among holders of OP Units under Section 7.1(F) and this Section 7.1(G) shall be made in such a way, to the extent possible, as to minimize any differences between the Capital Account pertaining to each OP Unit and the OP Unit Net Asset Value. For this purpose, the OP Unit Net Asset Value shall be increased, on a Partner by Partner basis, to the extent a Partner is credited with the right to receive distributions of Operating Cash Flow and/or Capital Cash Flow from the Partnership pursuant to Section 8.1 and/or 8.2 hereof, respectively, in respect of any fiscal period, or portion thereof, that were not received in the fiscal year of declaration.

7.2    Net Losses. After giving effect to the allocations set forth in Sections 7.3 and 7.4, Net Losses for each fiscal year shall be allocated to the Partners in the following order of priority:

A.    First, to the Partners, in proportion to their respective Percentage Interests; provided that Net Losses allocated pursuant to this Section 7.2(A) shall not exceed the maximum amount of Net Losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for a Partner’s actual obligation to fund a deficit Capital Account balance, including the obligation of an Obligated Partner to fund a deficit Capital Account balance pursuant to Section 3.6 hereof). Notwithstanding the immediately preceding sentence, allocations of Net Losses among holders of OP Units shall be made in such a way, to the extent possible, as to minimize any differences between the Capital Account pertaining to each OP Unit and the OP Unit Net Asset Value. For this purpose, the OP Unit Net Asset Value shall be increased, on a Partner by Partner basis, to the extent a Partner is credited with the right to receive distributions of Operating Cash Flow and/or Capital Cash Flow from the Partnership pursuant to Section 8.1 and/or 8.2 hereof, respectively, in respect of any fiscal period, or portion thereof, that were not received in the fiscal year of declaration;

B.    Second, to the Partners who hold Preference Units in proportion to the Capital Accounts pertaining to those Preference Units, until such Capital Account balance equals zero; and

C.    Third, to any Loss Allocation Partners, any Obligated Partners, and the General Partner as follows:

(i)    First, to the Loss Allocation Partners and the General Partner, in proportion to the Loss Allocation Group Percentage and the General Partner Loss Allocation Percentage, respectively, until the Loss Allocation Partners shall have been allocated cumulative Net Losses pursuant to this Section 7.2(C)(i) equal to the Aggregate Loss Allocation Amount, with the allocation of Net Losses among the Loss Allocation Partners pursuant to this Section 7.2(C)(i) to be made in accordance with their respective Loss Allocation Amounts; provided, however, that Net Losses allocated to the General Partner pursuant to this Section 7.2(C)(i) shall be reduced as necessary (and allocated instead pursuant to Section 7.2(C)(ii)) to permit cumulative Net Losses to be allocated to the Obligated Partners in the amount provided for in Section 7.2(C)(ii)(b); and

(ii)    then, among the General Partner and the Obligated Partners in the following order:

(a)

first, to the General Partner until the General Partner’s Adjusted Capital Account Deficit (excluding for this purpose any increase to such Adjusted Capital Account Deficit for the obligation of any General Partner to actually fund a deficit Capital Account balance) equals the excess of (i) the amount of Recourse Debt over (ii) the Aggregate Restoration Amount;

(b)

second, to the Obligated Partners, in proportion to their respective Restoration Amounts, until such time as the Obligated Partners have been allocated an aggregate amount of Net Losses pursuant to this Section 7.2(C)(ii)(b) equal to the Aggregate Restoration Amount; and

(c)	thereafter, to the General Partner.

This Section 7.2 together with Section 7.1 shall control notwithstanding any reallocation or adjustment of taxable income, loss or other items by the IRS or any other taxing authority; provided, however, that neither the Partnership nor the General Partner (nor any of their respective affiliates) is required to indemnify any Obligated Partner (or its affiliates) or any Loss Allocation Partner (or its affiliates) for the loss of any tax benefit resulting from any reallocation or adjustment of taxable income, loss or other items by the IRS or other taxing authority. The provisions of Section 7.1 and this Section 7.2 shall not be amended in a manner which adversely affects an Obligated Partner (without consent of such Obligated Partner), provided that the General Partner may add additional Obligated Partners.

7.3    Special Allocations. The following special allocations shall be made in the following order:

A.    Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 7, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.3(A) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

B.    Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 7, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(i)(2). This Section 7.3(B) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

C.    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7.3(C) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for this Section 7 have been tentatively made, as if this Section 7.3(C) were not in the Agreement.

D.    Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(D) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7 have been made as if Section 7.3(C) hereof and this Section 7.3(D) were not in the Agreement.

E.    Preferential Gross Income Allocations. If and to the extent Partners are credited with the right to receive distributions from the Partnership in respect of any fiscal period, or portion thereof, during which such Partners are the holders of Partnership Interests (other than (i) distributions pursuant to Section 14.2 in final liquidation of the Partnership), each such Partner shall be allocated an equal amount of Partnership gross income, excluding Gains and Losses, prior to any allocations of Net Profit and Net Loss pursuant to Sections 7.1 and 7.2 above. For purposes of this Section 7.3(E), any payment with respect to a Preference Unit that, under the applicable Preference Unit Term Sheet or Other Securities Term Sheet, as the case may be, constitutes a payment in redemption of such Preference Unit shall not be considered a distribution except to the extent such payment is specifically attributable to accrued and unpaid preferred distributions with respect to such Preference Unit provided for in such Term Sheet.

F.    Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated among the Partners in accordance with their respective Percentage Interests.

G.    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

H.    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partners in accordance with their respective Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or the Partner to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

I.    Allocation of Net Gains and Net Losses to Restricted Units. Net Gains shall be specially allocated to the holders of Restricted Units, in an amount as specified in the Restricted Unit Designation relating to each class or series of Restricted Units. In no event shall an allocation under this Section 7.3(I) cause the Capital Accounts related to Restricted Units to exceed the Restricted Capital Target. Net Losses shall be specially allocated to the holders of Restricted Units to the extent of and in proportion to their respective Capital Accounts. In no event shall an allocation of Net Losses under this Section 7.3(I) create a deficit Capital Accounts balance in respect of any Restricted Units. Restricted Units not issued prior to the recognition of Partnership Net Gains or Net Losses shall not be considered in determining the amount of the special allocation under this Section 7.3(I). Net Gains and Net Losses not allocated under this Section 7.3(I) shall be allocated as Net Profits and Net Losses under Sections 7.1 and 7.2 of this Agreement.

J.    Conversion of Preference Units. Upon the conversion of Preference Units to OP Units, Net Gains or Net Losses shall be specially allocated to the holders of Preference Units so that, to the extent possible, the Capital Account attributable to each OP Unit issued upon conversion of the Preference Units is equal to the OP Unit Net Asset Value. An allocation pursuant to this Section 7.3(J) shall be made only if and to the extent that such Preference Units would have a Capital Account greater to or less than the OP Unit Net Asset Value after all other allocations provided for in this Section 7 have been made as if this Section 7.3(J) were not in the Agreement.

K.    Sequence of Special Allocations. The Partnership shall apply the Special Allocations under this Section 7.3 in the following priority: Section 7.3(A), 7.3(B), 7.3(E), 7.3(J), 7.3(I), 7.3(D), 7.3(C), 7.3(F), 7.3(G).

7.4    Curative Allocations. The allocations set forth in Sections 7.3(A), 7.3(B), 7.3(C), 7.3(D), 7.3(F), 7.3(G) and 7.3(H) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Sections 704(b) and 514(c)(9)(E) of the Code. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 7.4. Therefore, notwithstanding any other provision of this Section 7 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 7.1 and 7.2(A) (subject, however, to Section 7.3(E) above), and so that, to the greatest extent possible, such allocations comply with the Regulations under Code Section 514(c)(9)(E). In exercising its discretion under this Section 7.4, the General Partner shall take into account future Regulatory Allocations under Sections 7.3(A) and 7.3(B) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.3(F) and 7.3(G).

7.5    Tax Allocations: Code Section 704(c).

A.    Income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its initial Gross Asset Value in accordance with any permissible manner or manners under Code Section 704(c) and the Regulations thereunder.

B.    In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” contained in Section 2 above, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in accordance with any permissible manner or manners under Code Section 704(c) and the Regulations thereunder.

C.    Any elections or other decisions relating to such allocations shall be made by the General Partner in any permissible manner under the Code or the Regulations that the General Partner may elect in its sole discretion. Allocations pursuant to this Section 7.5 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision in this Agreement.

7.6    Allocations upon Transfer of Partnership Interest. If, during the Partnership’s fiscal year, any Partnership Interest is sold, redeemed or transferred on any day other than the first day of the Partnership’s fiscal year, then Net Profits, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year using any permissible method under Code Section 706 and the Regulations thereunder selected by the General Partner in its sole discretion.

8.    Cash Available For Distribution.

8.1    Operating Cash Flow. As used in this Agreement, “Operating Cash Flow” shall mean and be defined as all cash receipts of the Partnership from whatever source (but excluding Capital Cash Flow and excluding the proceeds of any additional Capital Contributions to the Partnership pursuant to Section 3.3 above) during the period in question in excess of all items of Partnership expense (other than non-cash expenses such as depreciation) and other cash needs of the Partnership, including, without limitation, amounts paid by the Partnership as principal on debts and advances, during such period, capital expenditures and any reserves (as determined by the General Partner) established or increased during such period. In the discretion of the General Partner, reserves may include cash held for future acquisitions. Operating Cash Flow shall be distributed to or for the benefit of the Partners including, to the extent provided in the applicable Restricted Unit Designation, holders of Restricted Units, of record as of the applicable Record Date not less frequently than annually, and shall be distributed: first to those Partners holding Preference Units to the extent of the respective priorities (if any) established by the applicable Preference Unit Term Sheets and Other Securities Term Sheets; and then the balance pro rata among the Partners holding OP Units and Restricted Units (on the basis of the OP Unit Value of each outstanding class or series of Restricted Units as set forth in the applicable Restricted Unit Designation, which will in no event exceed one OP Unit per Restricted Unit) and the Partners holding Preference Units which, based on the provisions of the applicable Preference Unit Term Sheets and Other Securities Term Sheets, entitle such Partners to participate in such distributions on a pari passu basis with the holders of OP Units and Restricted Units (the “Residual Operating Cash Flow Units”), to each Partner based on the quotient (expressed as a percentage) arrived at by dividing (i) the sum of the OP Unit Value of any Residual

Operating Cash Flow Units held by that Partner and the number of OP Units and OP Unit Value of Restricted Units held by that Partner by (ii) the sum of the OP Unit Value of all Residual Operating Cash Flow Units and Restricted Units issued and outstanding at the time and the total number of OP Units issued and outstanding at the time. Notwithstanding the foregoing, any incoming Limited Partners who were admitted during the applicable quarter (but excluding any incoming Partners who received Units from an existing Limited Partner) and who held Units as of an applicable Record Date, but held such Units for less than the entire period with respect to which an Operating Cash Flow distribution is to be paid, shall be entitled to receive a pro-rated portion of such Operating Cash Flow distribution otherwise payable to such Partner based on the number of days such Units were outstanding during the applicable period, or any other method of pro-ration deemed equitable by the General Partner, and in such event, if the General Partner, in its sole discretion, deems it necessary, the amount of the distribution payable to all other Partners shall be adjusted accordingly.

8.2    Capital Cash Flow. As used in this Agreement, “Capital Cash Flow” shall mean and be defined as collectively (a) gross proceeds realized in connection with the sale of any assets of the Partnership, (b) gross financing or refinancing proceeds, (c) gross condemnation proceeds (excluding condemnation proceeds applied to restoration of remaining property) and (d) gross insurance proceeds (excluding rental insurance proceeds or insurance proceeds applied to restoration of property), less (a) closing costs, (b) the cost to discharge any Partnership financing encumbering or otherwise associated with the asset(s) in question, (c) the establishment of reserves (as determined by the General Partner, and which may include cash held for future acquisitions), and (d) other expenses of the Partnership then due and owing. Subject to Section 14.2 below, if applicable, Capital Cash Flow shall be distributed to or for the benefit of the Partners, including, to the extent provided in the applicable Restricted Unit Designation, holders of Restricted Units, of record as of the applicable Record Date not less frequently than annually and shall be distributed: first to the Partners holding Preference Units to the extent of the respective priorities (if any) established by the applicable Preference Unit Term Sheets and Other Securities Term Sheets; and then the balance pro rata among those Partners holding OP Units and Restricted Units (on the basis of the OP Unit Value of each outstanding class or series of Restricted Units as set forth in the applicable Restricted Unit Designation which will in no event exceed one OP Unit per Restricted Unit) and those Partners holding Preference Units which, based on the provisions of the applicable Preference Unit Term Sheets and Other Securities Term Sheets, entitle such Partners to participate in such distributions on a pari passu basis with the holders of OP Units (the “Capital Cash Flow Preference Units”), to each Partner based on the quotient (expressed as a percentage) arrived at by dividing (i) the sum of the OP Unit Value of any Capital Cash Flow Preference Units and Restricted Units held by that Partner and the number of OP Units held by that Partner by (ii) the sum of the OP Unit Value of all Capital Cash Flow Preference Units and Restricted Units issued and outstanding at the time and the total number of OP Units issued and outstanding at the time. Notwithstanding the foregoing, the General Partner reserves the right to pro-rate distributions of Capital Cash Flow to incoming Limited Partners who were admitted during the applicable quarter (but excluding any incoming Partners who received Units from an existing Limited Partner) and who held Units as of the applicable Record Date but held such Units for less than the entire period with respect to which the Capital Cash Flow distribution is to be paid, based on the number of days such Units were outstanding during the applicable period, or any other method of pro-ration deemed equitable by the General Partner and, in such event, the amount of the distribution payable to all other Partners shall be adjusted accordingly.

8.3    Consent to Distributions. Each of the Partners hereby consents to the distributions provided for in this Agreement.

8.4    Right to Limit Distributions. The right of any Partner to receive distributions of any nature pursuant to the terms of this Agreement shall be subject to the terms of any agreement between such Partner and the Partnership limiting, restricting or providing rights of set-off with respect to such distributions.

8.5    Withholding. Each Partner hereby authorizes the Partnership to withhold or pay on behalf of or with respect to such Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. To the extent the payment or accrual of withholding tax results in a federal, state or local tax credit to the Partnership, such credit shall be allocated to the Partner from whom amounts were withheld from distributions. The General Partner shall report on no less than an annual basis to each Partner the amount(s) of any withholding and the jurisdiction(s) of the withholding. The General Partner has no obligation to return amounts withheld to any Partner or to file a claim for refund with any jurisdiction on behalf of a Partner.

9.    Management of Partnership.

9.1    General Partner. The General Partner shall be the sole manager of the Partnership business, and shall have the right and power to make all decisions and take any and every action with respect to the property, the business and affairs of the Partnership and shall have all the rights, power and authority generally conferred by law, or necessary, advisable or consistent with accomplishing the purposes of the Partnership. All such decisions or actions made or taken by the General Partner hereunder shall be binding upon all of the Partners and the Partnership. The powers of the General Partner to manage the Partnership business shall include, without limitation, the power and authority to, directly or indirectly:

(i)    operate any business normal or customary for the owner of or investor in multifamily residential property;

(ii)    perform any and all acts necessary or appropriate to the operation of the Partnership assets, including, but not limited to, applications for rezoning, objections to rezoning of other property and the establishment of bank accounts in the name of the Partnership;

(iii)    procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner;

(iv)    take and hold all real, personal and mixed property of the Partnership in the name of the Partnership or in the name of a nominee;

(v)    execute and deliver leases on behalf of and in the name of the Partnership;

(vi)    borrow money (whether on a secured or unsecured basis), finance and refinance the assets of the Partnership or any part thereof or interest therein, and in connection therewith, issue notes, bonds, securities and other undertakings and evidences of indebtedness and documents related thereto (including, without limitation, guaranty, indemnities and similar undertakings to support loans obtained or debt securities issued by the Company where the net proceeds thereof are either loaned to the Partnership or contributed to the Partnership as a Capital Contribution);

(vii)    coordinate all accounting and clerical functions of the Partnership and employ such accountants, lawyers, property managers, leasing agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

(viii)    acquire any assets, and encumber, sell, ground lease or otherwise dispose of any or all of the assets of the Partnership (including by way of merger, consolidation or other combination with any other Person), or any part thereof or interest therein;

(ix)    organize one or more partnerships or limited liability companies which are controlled, directly or indirectly, by the Partnership (including, without limitation, Equity Residential Management, L.L.C.) and make any capital contributions required pursuant to the partnership or limited liability company agreements of any such partnerships or limited liability companies;

(x)    establish the date (the “Record Date”) for the purpose of making any proper determination with respect to which Partners are entitled to receive distributions, consent to any matter for which the consent of Partners is permitted or required under any provision hereof, or otherwise be allocated rights hereunder; and

(xi)    take any action necessary or appropriate to ensure that the General Partner continues to qualify as a REIT.

9.2    Limitations on Powers and Authorities of Partners. Notwithstanding the powers of the General Partner set forth in Section 9.1 above, no Partner shall have the right or power to do any of the following:

(a)	do any act in contravention of this Agreement, or any amendment hereto;

(b)

do any act which would make it impossible to carry on the ordinary business of the Partnership, except to the extent that such act is specifically permitted by the terms hereof (it being understood and agreed that, except as hereafter provided in this Section 9.2, a sale of any or all of the assets of the Partnership, for example, would be an ordinary part of the Partnership’s business and affairs and is specifically permitted hereby); or

(c)	confess a judgment against the Partnership.

9.3    Limited Partners. The Limited Partners shall have no right or authority to act for or to bind the Partnership and no Limited Partner shall participate in the conduct or control of the Partnership’s affairs or business.

9.4    Liability of General Partner. The General Partner shall not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for any error of judgment or for any mistakes of fact or law or for anything which it may do or refrain from doing hereafter in connection with the business and affairs of the Partnership except (i) in the case of fraud, willful misconduct (such as an intentional breach of fiduciary duty or an intentional breach of this Agreement) or gross negligence, and (ii) for other breaches of this Agreement, but the liability of the General Partner under this clause (ii) shall be limited to its interest in the Partnership as more particularly provided for in Section 9.8 below. The General Partner shall not have any personal liability for the return of any Limited Partner’s capital. The General Partner, in considering whether to dispose of any of the Partnership assets, shall take into account the tax consequences to the General Partner of any such disposition and shall have no liability whatsoever to the Partnership or any Limited Partner for decisions that are based upon or influenced by such tax consequences. In addition, in exercising its authority under this Agreement with respect to other matters, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by the General Partner pursuant to its authority under this Agreement, and the General Partner shall have no liability to a Limited Partner as a result of any income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

9.5    Indemnity. The Partnership shall indemnify and shall hold the General Partner (and the officers and trustees thereof) harmless from any loss or damage, including without limitation reasonable legal fees and court costs, incurred by it by reason of anything it may do or refrain from doing hereafter for and on behalf of the Partnership or in connection with its business or affairs; provided, however, that (i) the Partnership shall not be required to indemnify the General Partner (or any officer or trustee thereof) for any loss or damage which it might incur as a result of its fraud, willful misconduct or gross negligence in the performance of its duties hereunder and (ii) this indemnification shall not relieve the General Partner of its proportionate part of the obligations of the Partnership as a Partner. In addition, the General Partner shall be entitled to reimbursement from the Partnership for any amounts paid by it in satisfaction of indemnification obligations owed by the General Partner to present or former trustees or officers of the General Partner or its predecessors, or other Persons indemnified by the General Partner, as provided for in or pursuant to the Declaration of Trust and By-Laws of the General Partner or otherwise. The right of indemnification set forth in this Section 9.5 shall be in addition to any rights to which the person or entity seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors and assigns of any such person or entity. No Partner shall be personally liable with respect to any claim for indemnification pursuant to this Section 9.5, but such claim shall be satisfied solely out of assets of the Partnership.

9.6    Other Activities of Partners and Agreements with Related Parties. The General Partner shall devote its full-time efforts in furtherance of the Partnership business, it being expressly understood that, except for (i) the Company’s ownership interest in a partnership or a limited liability company of which the Partnership is a partner or a member, respectively; (ii) the Company’s ownership of any qualified REIT subsidiary (within the meaning of the Code) or any other entity which is a partner of a partnership or a member of a limited liability company having the Partnership as a partner or member, respectively; (iii) the Company’s ownership of any entity that owns no more than a one percent (1%) interest in any partnership, limited liability company or other entity; (iv) borrowing (including the issuance of debt securities) where the net proceeds thereof are loaned or contributed to the Partnership; (v) any activity which the Board of Trustees of the General Partner, in its sole discretion, has determined will have a material benefit to the General Partner and will not have a material adverse effect on the Partnership; and (vi) activities incidental to the Company’s status and existence as a real estate investment trust, the General Partner shall conduct all of its activities with respect to the multifamily residential property business exclusively through the Partnership and shall not conduct or engage in any way in any other business.

9.7    Other Matters Concerning the General Partner.

A.    The General Partner shall be protected in relying, acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

B.    The General Partner may exercise any of the powers granted or perform any of the duties imposed by this Agreement either directly or through agents. The General Partner may consult with counsel, accountants, appraisers, management consultants, investment bankers and other consultants selected by it, each of whom may serve as consultants for the Partnership. An opinion by any consultant on a matter which the General Partner believes to be within its professional or expert competence shall be full and complete protection as to any action taken or omitted by the General Partner based on the opinion and taken or omitted in good faith. The General Partner shall not be responsible for the misconduct, negligence, acts or omissions of any consultant or contractor of the Partnership or of the General Partner, and shall assume no obligations other than to use due care in the selection of all consultants and contractors.

C.    No mortgagee, grantee, creditor or any other person dealing with the Partnership shall be required to investigate the authority of the General Partner or secure the approval of or confirmation by any Limited Partner of any act of the General Partner in connection with the conduct of the Partnership business.

D.    The General Partner may retain such persons or entities as it shall determine (including the General Partner or any entity in which the General Partner shall have an interest or with which it is affiliated) to provide services to or on behalf of the Partnership. The General Partner shall be entitled to reimbursement from the Partnership for its out-of-pocket expenses (including, without limitation, amounts paid or payable to the General Partner or any entity in which the General Partner shall have an interest or with which it is affiliated) incurred in connection with Partnership business. Such expenses shall be deemed to include those expenses required in connection with the administration of the Partnership such as the maintenance of Partnership books and records, management of the Partnership property and assets and preparation of information respecting the Partnership needed by the Partners in the preparation of their individual tax returns. If and to the extent any reimbursement made pursuant to the General Partner is determined for U.S. federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners’ Capital Accounts.

E.    The General Partner may loan to the Partnership the net proceeds of loans obtained or debt securities issued by the Company so long as the terms of such loan to the Partnership are substantially equivalent to the corresponding loan obtained or debt securities issued by the Company.

9.8    Partner Exculpation. Except for fraud, willful misconduct and gross negligence, no Partner shall have any personal liability whatever, whether to the Partnership or to the other Partner, for the debts or liabilities of the Partnership or its obligations hereunder, and the full recourse of the other Partner shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, trustee or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct and gross negligence, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers or general partners of each Partner solely as officers or partners of the same and not in their own individual capacities. No advisor, trustee, officer, partner, employee, beneficiary, shareholder, participant or agent of any Partner (or of any partner of a Partner) shall be personally liable in any matter or to any extent under or in connection with this Agreement, and the Partnership, each Partner and their respective successors and assigns shall look solely to the interest of the other Partner in the Partnership for the payment of any claim or for any performance hereunder.

9.9    General Partner Expenses and Liabilities. All costs and expenses incurred by the Company in connection with its activities as the General Partner hereunder, all costs and expenses incurred by the Company in connection with its continued corporate existence, qualification as a real estate investment trust under the Code and otherwise, and all other liabilities incurred or suffered by the

General Partner in connection with the pursuit of its business and affairs as contemplated hereunder and in connection herewith, shall be paid (or reimbursed to the Company, if paid by the Company) by the Partnership unless and to the extent that any such costs were paid by the Company in connection with the issuance of additional shares of beneficial interest of the Company as contemplated by Section 3.3(B) above. Notwithstanding anything to the contrary contained herein, this Section 9.9 shall apply only to the extent that such costs, expenses or liabilities exceed any cash distributed to the General Partner by any wholly-owned subsidiary of the General Partner.

10.    Banking. The funds of the Partnership shall be kept in accounts designated by the General Partner and all withdrawals therefrom shall be made on such signature or signatures as shall be designated by the General Partner.

11.    Accounting.

11.1    Fiscal Year. The fiscal year and taxable year of the Partnership (the “fiscal year”) shall end on the last day of December of each year, unless another fiscal year end is selected by the General Partner.

11.2    Books of Account. The Partnership books of account shall be maintained at the principal office designated in Section 4 above or at such other locations and by such person or persons as may be designated by the General Partner. The Partnership shall pay the expense of maintaining its books of account. Each Partner shall have, during reasonable business hours and upon reasonable prior notice, access to the books of the Partnership and in addition, at its expense, shall have the right to copy such books. The General Partner, at the expense of the Partnership, shall cause to be prepared and distributed to the Partners annual financial data sufficient to reflect the status and operations of the Partnership and its assets and to enable each Partner to file its federal income tax return.

11.3    Method of Accounting. The Partnership books of account shall be maintained and kept, and its income, gains, losses and deductions shall be accounted for, in accordance with sound principles of accounting consistently applied, or such other method of accounting as may be adopted hereafter by the General Partner. All elections and options available to the Partnership for Federal or state income tax purposes shall be taken or rejected by the Partnership in the sole discretion of the General Partner.

11.4    Section 754 Election. In case of a distribution of property made in the manner provided in Section 734 of the Code (or any similar provision enacted in lieu thereof), or in the case of a transfer of any interest in the Partnership permitted by this Agreement made in the manner provided in Section 743 of the Code (or any similar provision enacted in lieu thereof), the General Partner, on behalf of the Partnership, will file an election under Section 754 of the Code (or any similar provision enacted in lieu thereof) in accordance with the procedures set forth in the applicable Regulations.

11.5    Tax Matters Partner.

(i)    General. The General Partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code under the Former Partnership Audit Rules and the “partnership representative” pursuant to Section 6223(a) of the Code under the 2015 Budget Act Partnership Audit Rules, in each case for U.S. federal income tax purposes and any corresponding state or local income tax purposes. To the extent that Section 6230(e) of the Former Partnership Audit Rules is applicable, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the General Partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

(ii)    Powers. The General Partner is authorized, but not required (and the Partners hereby consent to the tax matters partner and the partnership representative, as relevant, taking the following actions):

(1)	to elect out of the 2015 Budget Act Partnership Audit Rules, if available;

(2)

to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the General Partner may expressly state that such agreement shall bind the Partnership and all Partners, except that, so long as the Former Partnership Audit Rules are in effect, such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations under the Former Partnership Audit Rules) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Former Partnership Audit Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Former Partnership Audit Rules);

(3)

in the event that a notice of a final administrative adjustment assessed by the IRS or any other tax authority, at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the General Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(4)	to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(5)

to file a request for an administrative adjustment with the IRS or other tax authority at any time and, if any part of such request is not allowed by the IRS or other tax authority, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(6)

to enter into an agreement with the IRS or other tax authority to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(7)

to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations, including, without limitation, the following actions to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

a.

electing to have the alternative method for the underpayment of taxes set forth in Section 6226 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, apply to the Partnership and its current or former Partners; and

b.

for Partnership level assessments under Section 6225 of the Code, as included in the 2015 Budget Act Partnership Audit Rules, determining apportionment of responsibility for payment among the current or former Partners, setting aside reserves from available funds of the Partnership, withholding of distributions to the Partners, and requiring current or former Partners to make cash payments to the Partnership for their share of the Partnership level assessments; and

(8)	to take any other action required or permitted by the Code and Regulations in connection with its role as the tax matters partner and the partnership representative, as relevant.

The taking of any action and the incurring of any expense by the General Partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the General Partner and the provisions relating to indemnification of the General Partner set forth in Section 9.5 of this Agreement shall be fully applicable to the tax matters partner and the partnership representative, as relevant, in its capacity as such. In addition, the General Partner shall be entitled to indemnification set forth in Section 9.5 for any liability for tax imposed on the Partnership under the 2015 Budget Act Partnership Audit Rules that is collected from the General Partner.

The current and former Partners agree to provide the following information and documentation to the Partnership and the tax matters partner to the extent that the 2015 Budget Act Partnership Audit Rules apply to the Partnership and its current or former Partners:

(1)	information and documentation to determine and prove eligibility of the Partnership to elect out of the 2015 Budget Act Partnership Audit Rules;

(2)	information and documentation to reduce the Partnership level assessment consistent with Section 6225(c) of the Code, as included in the 2015 Budget Act Partnership Audit Rules; and

(3)

information and documentation to prove payment of the attributable liability under Section 6226 of the Code (including, without limitation, any amended returns), as included in the 2015 Budget Act Partnership Audit Rules.

In addition to the foregoing, and notwithstanding any other provision of this Agreement, including, without limitation, Section 16 of this Agreement, the General Partner is authorized (without any requirement of the consent or approval of any other Partners) to make all such amendments to this Section 11.5 as it shall determine, in its sole judgment, to be necessary, desirable or appropriate to implement the 2015 Budget Act Partnership Audit Rules and any regulations, procedures, rulings, notices, or other administrative interpretations thereof promulgated by the U.S. Treasury Department.

(iii)    Reimbursement. The tax matters partner and the partnership representative shall receive no compensation for their services. All third-party costs and expenses incurred by the tax matters partner and the partnership representative in performing their respective duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the tax matters partner and the partnership representative in discharging their respective duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(iv)    Survival. The obligations of each Partner under this Section 11.5 shall survive such Partner’s withdrawal from the Partnership, and each Partner agrees to execute such documentation requested by the Partnership at the time of such Partner’s withdrawal from the Partnership to acknowledge and confirm such Partner’s continuing obligations under this Section 11.5.

11.6    Tax Basis Capital Information Reporting. The Partnership shall be entitled to report with any tax return of the Partnership, if, to the extent, and in the manner that may be required by law, regulation, or administrative action (as determined from time to time in the sole discretion of the General Partner) the amount of a Partner’s tax basis capital (“Tax Basis Capital Information”). To permit such reporting, the Partners shall provide information when and as requested by the General Partner and each Partner will indemnify and hold harmless the Partnership and the General Partner from and against any liability, claim or expense as a result of the inaccuracy, incompleteness or failure to provide such information, including without limitation as a result of any incorrect reporting that may result therefrom. The Partners agree and acknowledge that the Partnership, or the General Partner, may determine in its sole discretion that it is necessary or appropriate to report Tax Basis Capital Information by applying the safe harbor approach of subtracting the Partner’s share of partnership liabilities under Section 752 from the Partner’s outside basis or any other reasonable method selected by the General Partner.

12.    Transfers of Partnership Interests.

A.    General Partner. In no event may the General Partner at any time assign, sell, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its Partnership Interest, except by operation of law.

B.    Limited Partner.

(i)    No Limited Partner or substituted Limited Partner shall, without the prior written consent of the General Partner (which consent may be given or withheld in the sole discretion of the General Partner), sell, assign, distribute or otherwise transfer (a “Transfer”) all or any part of his interest in the Partnership, except (w) by operation of law, testamentary disposition, gift (outright or in trust) or by sale, in each case to or for the benefit of his parent(s), spouse or descendants, (x) pledges or other collateral transfers effected by a Limited Partner to secure the repayment of a bona fide loan or other obligation (a “Pledge”) and the subsequent foreclosure or satisfaction thereof by transfer of such OP Units, (y) the exchange of OP Units for shares of beneficial interest of the Company, pursuant to Section 3.2(C) above, and (z) the distribution of OP Units or Preference Units by a Limited Partner to any of its direct or indirect constituent partners or owners. Notwithstanding the foregoing, each such transfer shall be subject to compliance with restrictions on transferability contained in any other applicable agreement executed by the transferor and compliance with applicable securities laws; the General Partner reserves the right to require an opinion of counsel regarding such matters in form and substance reasonably acceptable to the General Partner as a condition to any such Transfer. Neither the conversion of a Preference Unit into one or more OP Units nor the conversion of OP Unit into a Common Share constitutes a Transfer. A Limited Partner shall notify the General Partner of any Transfer of beneficial interest or other interest which occurs without a transfer of record ownership, as well as any pledge or other collateral transfer. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement. A Limited Partner shall not be permitted to retire or withdraw from the Partnership except as expressly permitted by this Agreement.

(ii)    An Assignee, legatee, distributee or other transferee (whether by conveyance, operation of law or otherwise) (including any pledgee upon realization of its rights as a secured creditor) (a “Transferee”) of all or any portion of a Limited Partner’s interest in the Partnership shall be entitled to receive Net Profits, Net Losses and distributions hereunder attributable to such interest acquired by reason of such Transfer, from and after the effective date of the Transfer of such interest, and Assignees shall have the ability to exercise the rights granted to Limited Partners under Section 3.2(C), but shall not have any consent rights with respect to any matter presented to Limited Partners for approval; provided, however, anything in this Agreement to the contrary notwithstanding, (a) no Transfer by a Limited Partner shall be effective until such Transfer has been consented to by the General Partner except as provided in Section 12(B)(i); (b) without the prior written consent of the General Partner, no Transferee shall be considered a substituted Limited Partner except as provided in Section 12(B)(i)(w) and (z) and, in any event, until such Transferee shall have agreed to be bound by the terms of this Agreement and shall have executed a counterpart hereof; (c) the Partnership and the General Partner shall be entitled to treat the transferor of such interest as the absolute owner thereof in all respects, and shall incur no liability for the allocation of Net Profits and Net Losses or distributions which are made to such transferor until such time as the written instrument of Transfer has been received by the General Partner and the “effective date” of the Transfer has passed; (d) the General Partner shall have the right to require any such transferor to exchange the OP Units to which such interest relates for Common Shares, pursuant to Section 3.2(C) above, excluding Pledges of OP Units but including any transfer of the pledged OP Units, whether to the secured party or otherwise, pursuant to such party’s exercise of its remedies under the Pledge or the related loan or obligation; and (e) an Assignee shall not be bound by any amendments, modifications or changes to this Agreement that would adversely affect its rights under Section 3.2(C) or this Section 12(B)(ii) without its consent. The “effective date” of any Transfer shall be the last day of the month set forth on the written instrument of Transfer or such other date consented to in writing by the General Partner as the “effective date”.

(iii)    Notwithstanding anything to the contrary contained in this Section 12(B), (a) in the event a Limited Partner distributes in dissolution and liquidation all or any portion of its interest in the Partnership, the partners, shareholders or members (as the case may be) in such Limited Partner receiving such interest shall become substituted Limited Partners, and shall (upon agreeing to be bound by the terms of this Agreement and executing a counterpart hereof and/or any Preference Unit Term Sheet or Other Securities Term Sheet) succeed to the rights, interests and obligations of such Limited Partner in the Partnership, in proportion to their respective interests in such Limited Partner, and (b) no Transfer shall be effective to the extent that such Transfer would, in the opinion of the General Partner (y) by treating the interest in the Partnership so transferred as if it had been exchanged for Common Shares in accordance with Section 3.2(C) above, violate the limitations on ownership of Common Shares contained in Article VII of the Declaration of Trust of the Company, or (z) violate any State or Federal securities laws.

C.    Restricted Units. No holder of Restricted Units may sell, assign, distribute or otherwise transfer (a “Restricted Unit Transfer”) any Restricted Units, except by operation of law, testamentary disposition, gift (outright or in trust), in each case to or for the benefit of his parent(s), spouse or descendants and any attempted Transfer not expressly permitted by this Section 12(C) shall be void ab initio. Any permitted transferee of Restricted Units shall assume the status of an “Assignee” of such Restricted Units, shall be entitled to receive Net Profits, Net Losses and distributions hereunder attributable to such interest acquired by reason of such Transfer, from and after the effective date of the Transfer of such Restricted Units. The Partnership and the General Partner shall be entitled to treat the transferor of such Restricted Units as the absolute owner thereof in all respects, and shall incur no liability for the allocation of Net Profits and Net Losses or distributions which are made to such transferor until such time as the written instrument of Restricted Unit Transfer has been received by the General Partner and the “effective date” of the Restricted Unit Transfer has passed. The “effective date” of any Restricted

Unit Transfer shall be the last day of the month set forth on the written instrument of Restricted Unit Transfer or such other date consented to in writing by the General Partner as the “effective date”. The General Partner may, in its sole discretion, require any permitted transferee of Restricted Units to agree in writing to be bound by the terms and provisions of this Agreement prior to such transferee’s admission as a Limited Partner if and when any Restricted Units which have been the subject of a Restricted Unit Transfer automatically convert to OP Units.

D.    Admission Adjustments. The General Partner shall, when necessary, cause this Agreement to be amended from time to time to reflect the addition or withdrawal of Partners, and the issuance, conversion, cancellation and redemption of any Restricted Units, Preference Units and/or OP Units (including the corresponding adjustments to Percentage Interests).

E.    Limitation. Notwithstanding any other provision of this Agreement to the contrary, no sale, exchange, assignment, or other transfer or issuance of a Partnership Interest by or to any Partner shall be effective, if the effect of such transaction would be to cause the General Partner’s Percentage Interest to decrease to a level of fifty percent (50%) or less.

13.     Admission of New Partners. The General Partner shall admit to the Partnership as Limited Partners those persons and entities who are not already Partners and who receive OP Units and/or Preference Units in accordance with the provisions of this Agreement.

14.    Termination, Liquidation and Dissolution of Partnership.

14.1    Termination Events. The Partnership shall be dissolved and its affairs wound up in the manner hereinafter provided upon the earliest to occur of the following events:

(a)

the agreement of those Partners holding at least ninety percent (90%) of the Percentage Interests of all of the Partners, exclusive of any Percentage Interests attributable to Restricted Units, determining that the Partnership should be dissolved; or

(b)

subject to Section 14.4 below, the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating as bankrupt either the Partnership or the General Partner, and the expiration without appeal of the period, if any, allowed by applicable law to appeal therefrom.

14.2    Method of Liquidation. Upon the happening of any of the events specified in Section 14.1 above, the General Partner (or if there be no General Partner, a liquidating trustee selected by those Limited Partners holding in the aggregate more than fifty percent (50%) of the Percentage Interests held by all Limited Partners) shall immediately commence to wind up the Partnership’s affairs and shall liquidate the assets of the Partnership as promptly as possible, unless the General Partner, or the liquidating trustee, shall determine that an immediate sale of Partnership assets would cause undue loss to the Partnership, in which event the liquidation may be deferred for a reasonable time. The Partners shall continue to share Operating Cash Flow, Capital Cash Flow, Net Profits and Net Losses during the period of liquidation in the same proportions as before dissolution (subject to Section 14.2(C) below). The proceeds from liquidation of the Partnership, including repayment of any debts of Partners to the Partnership, shall be applied in the order of priority as follows:

A.    Debts of the Partnership, including repayment of principal and interest on loans and advances made by the General Partner pursuant to Sections 3.3 and/or 9.7 above; then

B.    To the establishment of any reserves deemed necessary or appropriate by the General Partner, or by the person(s) winding up the affairs of the Partnership in the event there is no remaining General Partner of the Partnership, for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserves established hereunder shall be held for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partner, or such person(s) deems advisable, the balance of such reserves shall be distributed in the manner provided hereinafter in this Section 14.2 as though such reserves had been distributed contemporaneously with the other funds distributed hereunder; then

C.    To the Partners, including the holders of Restricted Units, in accordance with their respective Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods. In connection therewith, the Company, as the holder of Preference Units, shall be allocated gross income to the extent necessary to cause its Capital Account balance to equal the amount established in the applicable Other Securities Term Sheet upon any voluntary or involuntary dissolution, liquidation or winding up of the Partnership; provided, that no such gross income allocation shall be made to the Company to the extent that such allocation would result in any additional Net Loss (or item thereof) being allocated to any Obligated Partner.

14.3    Date of Termination. The Partnership shall be terminated when all notes received in connection with such disposition have been paid and all of the cash or property available for application and distribution under Section 14.2 above (including reserves) shall have been applied and distributed in accordance therewith.

14.4    Reconstitution Upon Bankruptcy.

A.    Notwithstanding any dissolution of the Partnership under clause (b) of Section 14.1 above, if the Partnership is reconstituted as set forth in this Section 14.4, then the business of the Partnership shall be continued with the Partnership’s property and the Partnership’s assets shall not be liquidated.

B.    If the Partnership is dissolved by reason of the bankruptcy of the General Partner, a successor general partner may be admitted within 90 days after the dissolution, effective as of the date of dissolution, as the General Partner hereunder, with the written consent of those Limited Partners holding more than 50% of the aggregate Percentage Interests of all Limited Partners. Upon the admission of such successor general partner, without any further consent or approval of any other Partner, the Partnership shall be reconstituted as a successor limited partnership.

C.    If the Partnership is dissolved by reason of the bankruptcy of the Partnership in a proceeding for the reorganization (and not the liquidation) of the Partnership, then, with the consent of the Company and those Limited Partners holding at least fifty percent (50%) of the Percentage Interests held by all Limited Partners, the Partnership may be reconstituted within 90 days after dissolution, effective as of the date of dissolution, whereupon the Partnership shall be reconstituted as a successor limited partnership.

D.    The successor limited partnership reconstituted in accordance with the foregoing provisions of this Section 14.4 shall continue the business of the Partnership with the Partnership’s property. The Percentage Interests of the Partners in the successor limited partnership shall be in proportion to their respective Percentage Interests in the dissolved Partnership. Such successor limited partnership shall be governed by the terms and provisions of this Agreement and references in this Agreement to the Partnership or to the Partners or their rights and obligations shall be understood to comprehend such successor limited partnership and the Partners thereof and their rights and obligations.

14.5    Death, Legal Incompetency, Etc. of a Limited Partner. The death, legal incompetency, insolvency, dissolution or bankruptcy of a Limited Partner shall not dissolve or terminate the Partnership. Upon the death or incapacity of an individual Limited Partner, such individual Limited Partner’s interest in the Partnership shall be transferred either by will, the laws of intestacy or otherwise to the legal representative or successor of such individual Limited Partner.

15.    Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the Chief Executive Officer of the General Partner with full power of substitution, its true and lawful attorney, for him and in his name, place and stead and for his use and benefit, to sign, swear to, acknowledge, file and record:

(i)    this Agreement, and subject to Section 16 below, amendments to this Agreement;

(ii)    any certificates, instruments and documents (including assumed and fictitious name certificates) as may be required by, or may be appropriate under, the laws of the State of Illinois or any other State or jurisdiction in which the Partnership is doing or intends to do business, in order to discharge the purposes of the Partnership or otherwise in connection with the use of the name or names used by the Partnership;

(iii)    any other instrument which may be required to be filed or recorded by the Partnership on behalf of the Partners under the laws of any State or by any governmental agency in order for the Partnership to conduct its business;

(iv)    any documents which may be required to effect the continuation of the Partnership, the admission of a substitute or additional Partner, or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination is not in violation of any provision of this Agreement; and

(v)    any documents which may be required or desirable to have the General Partner appointed, and act as, the “Tax Matters Partner” as described in the Code.

The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of any individual Limited Partner, and shall survive the delivery of any assignment by a Limited Partner of the whole or any portion of his interest in the Partnership.

16.    Amendment of Agreement.

A.    Each Partner, by his execution of or joinder in this Agreement, hereby irrevocably appoints the Chairman of the Board of the General Partner (or the Co-Chairmen acting together if there be more than one) with power of substitution, as his true and lawful attorney coupled with an interest, in his name, place and stead to amend this Agreement in any respect other than:

(i)    to enlarge the obligation of any Partner to make contributions to the capital of the Partnership, as provided for in Section 3 above; or

(ii)    except as otherwise provided for in this Agreement or as required by law, to modify the allocation of Net Profits or Net Losses or distributions among the Partners as provided for in Sections 7 and 8 above, respectively; or

(iii)    to amend Sections 1, 3.2, 9.2, or 12; or

(iv)    to amend this Section 16.

B.    With respect to amendments regarding Sections 16(A)(ii) or 16(A)(iii), this Agreement may be amended with the written consent of the Company, the Zell Partners, and the Starwood Partners or their respective successors in interest, as applicable, so long as they shall remain Partners and those Limited Partners holding not less than 67% of the aggregate of Percentage Interests held by all Limited Partners.

Notwithstanding the foregoing, the terms and conditions of a particular series of Preference Units may not be changed without the written consent of the holders of at least 67% of the Preference Units within the class or series (or such greater percentage as may be provided for in the applicable Preference Unit Term Sheet or Other Securities Term Sheet, as the case may be).

C.    With respect to amendments regarding Sections 16(A)(i) or (iv), this Agreement may be amended only with the written consent of all Partners.

In the event this Agreement shall be amended pursuant to this Section 16, the General Partner shall cause this Agreement to be amended to reflect the amendment.

17.    Miscellaneous.

17.1    Notices. Any notice, election or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or by telecopy or other facsimile transmission, the first business day after sent by overnight courier (such as Federal Express), or on the second business day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the Partner to whom such notice is intended to be given at the address for the Partner set forth on the signature pages of this Agreement, or at such other address as such person may have previously furnished in writing to the Partnership and each Partner.

17.2    Modifications. Except as otherwise provided in this Agreement, no change or modification of this Agreement, nor any waiver of any term or condition in the future, shall be valid or binding upon the Partners unless such change or modification shall be in writing and signed or consented to by all of the Partners necessary to effect such change, modification or waiver.

17.3    Successors and Assigns. Any person acquiring or claiming an interest in the Partnership, in any manner whatsoever, shall be subject to and bound by all of the terms, conditions and obligations of this Agreement to which his predecessor-in-interest was subject or bound, without regard to whether such a person has executed a counterpart hereof or any other document contemplated hereby. No person, including the legal representative, heir or legatee of a deceased Partner, shall have any rights or obligations greater than those set forth in this Agreement, and no person shall acquire an interest in the Partnership or become a Partner thereof except as expressly permitted by and pursuant to the terms of this Agreement. Subject to the foregoing, and the provisions of Section 12 above, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors, assigns, heirs, legal representatives, executors and administrators. Notwithstanding the foregoing, the special voting and consent privileges granted to the Zell Partners and the Starwood Partners contained in Article 16 shall be limited to the Zell Partners and the Starwood Partners for such time as they remain Partners and any Person acquiring Units as a result of the exercise of remedies by a pledgee of Units held by such Partner and shall not be transferred to each Partners’ respective successor-in-interest.

17.4    Duplicate Originals. For the convenience of the Partners, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, and all of which taken together shall constitute one agreement.

17.5    Construction. The titles of the Sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

17.6    Governing Law. This Agreement shall be governed by the laws of the State of Illinois. Except to the extent the Act is inconsistent with the provisions of this Agreement, the provisions of such Act shall apply to the Partnership.

17.7    Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as, in the opinion of the General Partner, are or may become necessary or desirable to effectuate and carry out the Partnership as provided for by this Agreement.

17.8    General Partner with Interest as Limited Partner. If the General Partner ever has an interest as a Limited Partner in the Partnership, the General Partner shall, with respect to such interest, enjoy all of the rights and be subject to all of the obligations and duties of a Limited Partner.

17.9    Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.10    Gender. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

17.11    Prior Agreements Superseded. Except for joinders, term sheets and/or addendums that have been made or will be made and are deemed to be incorporated by reference herein and made a part hereof, this Agreement supersedes any prior understandings or written or oral agreements amongst the parties, or any of them, respecting the within subject matter and contains the entire understanding amongst the parties with respect thereto.

17.12    No Third-Party Beneficiary. The terms and provisions of this Agreement are for the exclusive use and benefit of General Partner and the Limited Partners and shall not inure to the benefit of any other person or entity.

17.13    Purchase for Investment. Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

17.14    Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Partner of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to complain of any act or failure to act on the part of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder.

17.15    Time of Essence. Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

IN WITNESS WHEREOF, the General Partner (on behalf of itself and as attorney-in-fact for the Limited Partners pursuant to Section 16 hereof) has executed this Agreement as of the date first written above.

GENERAL PARTNER:

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Mark J. Parrell
Mark J. Parrell
Chief Executive Officer and President

LIMITED PARTNERS:

By:	/s/ Mark J. Parrell
Mark J. Parrell
Chief Executive Officer and President,
Equity Residential, as Attorney-in-Fact

SCHEDULE A

ZELL PARTNERS

The Limited Partners listed on Schedule A to the Prior Partnership Agreement, as maintained on the books and records of the Partnership

SCHEDULE B

STARWOOD PARTNERS

The Limited Partners listed on Schedule B to the Prior Partnership Agreement, as maintained on the books and records of the Partnership